                                                         File Number 70-9433


                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC  20549

                                Amendment No. 1
                                      to
                                   Form U-1

               APPLICATION-DECLARATION UNDER THE PUBLIC UTILITY
                          HOLDING COMPANY ACT OF 1935

                                      By

                        THE PEOPLES NATURAL GAS COMPANY
                              625 Liberty Avenue
                      Pittsburgh, Pennsylvania 15222-3197

                                      And

                             CNG PRODUCING COMPANY
                                   CNG Tower
                              1450 Poydras Street
                       New Orleans, Louisiana 70112-6000

           Subsidiaries of CONSOLIDATED NATURAL GAS COMPANYCNG Tower
                              625 Liberty Avenue
                      Pittsburgh, Pennsylvania 15222-3199

                        (a registered holding company )
                  Names and addresses of agents for service:

  W. P. BOSWELL, Vice President            D. M. JOHNS, JR., Vice President
      and General Counsel                          and General Counsel
 The Peoples Natural Gas Company                  CNG Producing Company
      625 Liberty Avenue                                CNG Tower
Pittsburgh, Pennsylvania 15222-3197                1450 Poydras Street
                                          New Orleans, Louisiana 70112-6000


                       N. F. CHANDLER, General Attorney
                Consolidated Natural Gas Service Company, Inc.
                                   CNG Tower
                              625 Liberty Avenue
                      Pittsburgh, Pennsylvania 15222-3199
       2                                                  File Number 70-9433

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                Amendment No. 1
                                      to
                                   FORM U-1

               APPLICATION-DECLARATION UNDER THE PUBLIC UTILITY
                          HOLDING COMPANY ACT OF 1935




     The Peoples Natural Gas Company and CNG Producing Company hereby withdraw the application-declaration under the above file number, effective immediately.

This file was inadvertently opened as a new U-1 instead of as an amendment in the already existing proceeding at File No. 70-9379.




                                   SIGNATURE


      Pursuant to the requirements of the Public Utility Holding Company Act of

1935, the undersigned companies have duly caused this amendment to be signed on their behalf by the undersigned thereunto duly authorized.




                                   THE PEOPLES NATURAL GAS COMPANY
                                   CNG PRODUCING COMPANY

                                   By  N. F. Chandler
                                       Their attorney




Date:  December 22, 1998